 Exhibit 99.1

                   Contact:                   Gary A. Smith
             Senior Vice President &
             Chief Financial Officer
             (205) 942-4292

HIBBETT REPORTS FOURTH QUARTER AND FISCAL 2011 RESULTS
•	EPS Up 43% for Fiscal 2011
•	Strong First Quarter Sales Trend

BIRMINGHAM, Ala. (March 11, 2011) – Hibbett Sports, Inc. (NASDAQ/GS: HIBB), a sporting goods retailer, today announced results for the fourth quarter and fiscal year ended January 29, 2011.

Financial Highlights
Net sales for the 13-week period ended January 29, 2011, increased 3.8% to $173.2 million compared with $166.8 million for the 13-week period ended January 30, 2010.  Comparable store sales increased 1.23%. Net income for the 13-week period ended January 29, 2011, increased 6.0% to $12.5 million compared with $11.8 million for the 13-week period ended January 30, 2010.  Earnings per diluted share increased 10.0% to $0.44 compared with $0.40 for the 13-week period ended January 30, 2010.

Net sales for the 52-week fiscal year ended January 29, 2011, increased 12.0% to $665.0 million compared with $593.5 million for the 52-week period ended January 30, 2010.  Comparable store sales increased 9.8%.  Net income in Fiscal 2011 increased 42.6% to $46.4 million compared with $32.5 million in Fiscal 2010.  Earnings per diluted share increased 42.8% to $1.60 compared with $1.12 for the 52-week period ended January 30, 2010.

Jeff Rosenthal, President and Chief Executive Officer, stated, "While sales in January were impacted by a delay in income tax rapid refunds as well as a series of snowstorms causing widespread store closings in many of our markets, we continued to benefit from the underlying strength in our business.  Fourth quarter earnings per dilutive share were ten percent higher than Fiscal 2010 and we achieved record earnings for the year.  Our sales trends continue to be strong in the first quarter, as our performance has improved significantly.”

For the year, Hibbett opened 45 new stores, closed 14 stores and expanded 14 high performing stores bringing the store base to 798 in 26 states as of January 29, 2011.  For Fiscal 2012, the Company expects to open 50 to 55 new stores, close 10 to 15 stores and expand approximately 15 high performing stores.

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Liquidity and Stock Repurchases
Hibbett ended Fiscal 2011 with $75.5 million of available cash and cash equivalents on the consolidated balance sheet, no bank debt and full availability under its $80.0 million unsecured credit facilities. The Company ended Fiscal 2010 with $49.7 million in cash and cash equivalents and no bank debt.

During the fourth quarter, the Company repurchased 225,400 shares of common stock for a total expenditure of $7.8 million, bringing the total shares repurchased for Fiscal 2011 to 1,461,225 shares for a total expenditure of $37.9 million.  Approximately $212.1 million of the current $250.0 million authorization remains for future stock repurchases as of the end of Fiscal 2011.

Fiscal 2012 Outlook
The Company issued its earnings guidance for Fiscal 2012 with a range of $1.70 to $1.90 per diluted share and an increase in comparable store sales in the low to mid single digit range.

Investor Conference Call and Simulcast
Hibbett Sports, Inc. will conduct a conference call at 10:00 a.m. ET on Friday, March 11, 2011, to discuss fourth quarter and year end results.  The number to call for the live interactive teleconference is (212) 231-2900.  A replay of the conference call will be available until March 18, 2011, by dialing (402) 977-9140 and entering the passcode, 21466899.

The Company will also provide an online Web simulcast and rebroadcast of its Fiscal 2011 fourth quarter conference call.  The live broadcast of Hibbett's quarterly conference call will be available online at www.hibbett.com under Investor Relations, www.streetevents.com and www.earnings.com on Friday, March 11, 2011, beginning at 10:00 a.m. ET.  The online replay will follow shortly after the call and continue through March 18, 2011.

Hibbett Sports, Inc. operates sporting goods stores in small to mid-sized markets, predominately in the Southeast, Southwest, Mid-Atlantic and the lower Midwest regions of the United States.  The Company’s primary store format is Hibbett Sports, a 5,000-square-foot store located in strip centers and enclosed malls.

A WARNING ABOUT FORWARD LOOKING STATEMENTS:  Certain matters discussed in this press release are "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, guidance, outlook, or estimate.  For example, our forward looking statements include statements regarding store opening, expansion and closing plans, liquidity, earnings per diluted share and comparable sales for Fiscal 2012.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition.  For a discussion of these factors, as well as others which could affect our business, you should carefully review our Annual Report and other reports filed from time to time with the Securities and Exchange Commission, including the "Risk Factors," "Business" and "MD&A" sections in our Annual Report on Form 10-K filed on March 26, 2010 and the “MD&A” section on our Quarterly Reports on Form 10-Q filed on June 2, 2010, September 8, 2010 and December 6, 2010.  In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could turn out to be materially and adversely different from those we discuss or imply.  We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

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HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 29,	January 30,	January 29,	January 30,
	2011	2010	2011	2010
Net sales	$ 173,209	$ 166,819	$ 664,954	$ 593,492
Cost of goods sold, distribution center
and store occupancy costs	112,749	109,740	434,552	397,292
Gross profit	60,460	57,079	230,402	196,200
Store operating, selling and administrative
expenses	37,773	34,534	143,232	129,888
Depreciation and amortization	3,385	3,579	13,623	13,905
Operating income	19,302	18,966	73,547	52,407
Interest expense, net	(41)	(21)	(105)	(57)
Income before provision for income taxes	19,261	18,945	73,442	52,350
Provision for income taxes	6,804	7,193	27,042	19,801
Net income	$ 12,457	$ 11,752	$ 46,400	$ 32,549
Net income per common share:
Basic earnings per share	$ 0.45	$ 0.41	$ 1.63	$ 1.14
Diluted earnings per share	$ 0.44	$ 0.40	$ 1.60	$ 1.12
Weighted average shares outstanding:
Basic	27,958	28,669	28,426	28,629
Diluted	28,578	29,221	29,033	29,089

Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	January 29,	January 30,
	2011	2010
Assets
Cash and cash equivalents	$ 75,517	$ 49,691
Accounts receivable, net	5,385	4,629
Inventories, net	174,878	169,394
Prepaid expenses and other	13,561	7,806
Total current assets	269,341	231,520
Property and equipment, net	40,056	41,084
Other assets	4,868	4,100
Total assets	$ 314,265	$ 276,704
Liabilities and Stockholders' Investment
Accounts payable	$ 75,986	$ 64,949
Short-term capital leases	312	117
Accrued expenses	18,036	18,871
Total current liabilities	94,334	83,937
Non-current liabilities	19,843	17,688
Stockholders' investment	200,088	175,079
Total liabilities and stockholders' investment	$ 314,265	$ 276,704

 End of Exhibit 99.1